Exhibit 10.5

Execution Version

SPONSOR LETTER AGREEMENT

May 6, 2021

Live Oak Acquisition Corp. II

40 South Main Street, Suite 2550

Memphis, TN 38103

Re: Business Combination

Ladies and Gentlemen:

Reference is made to that certain Business Combination Agreement and Plan of Reorganization (the “BCA”), dated as of the date hereof, by and among Live Oak Acquisition Corp. II, a Delaware corporation (“LOKB”), Live Oak Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Navitas Semiconductor Limited, a private company limited by shares organized under the laws of Ireland (“Navitas Ireland”) and domesticated in the State of Delaware as Navitas Semiconductor Ireland, LLC, a Delaware limited liability company (“Navitas Delaware” and together with Navitas Ireland, the “Company”). This letter agreement (this “Letter Agreement”) is being entered into and delivered by LOKB and Live Oak Sponsor Partners II, LLC, a Delaware limited liability company (the “Sponsor”), in connection with the transactions contemplated by the BCA, and is acknowledged and agreed to by each of the other signatories hereto (the “Insiders”) as the parties to the Letter Agreement entered into by the Sponsor and the other signatories hereto on December 2, 2020 (the “Prior Letter Agreement”) for purposes of amending the Sponsor’s obligations under the Prior Letter Agreement as set forth herein effective as of the Closing. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the BCA.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, LOKB, the Sponsor and the other parties signatory hereto hereby agree as follows:

1. The Sponsor represents, warrants, covenants and agrees that: (a) it holds (and as of immediately prior to the Closing will hold) 6,325,000 shares of LOKB’s Class B common stock, par value $0.0001 per share (the “Founder Shares”), which shares collectively constitute (and as of immediately prior to the Closing will constitute) all of the issued and outstanding Founder Shares and all of the shares of Capital Stock (as defined in the Prior Letter Agreement) held by the Sponsor; (b) the Sponsor will comply with and perform all of its covenants, agreements and obligations set forth in the Prior Letter Agreement, as amended by this Letter Agreement, including, without limitation, voting its shares of Capital Stock in favor of the Merger, the Tender Offer and the other Transactions and not redeeming its shares of Capital Stock in connection with such stockholder approval; and (c) the Sponsor will not take any action, or fail to take any action, inconsistent with the covenants, agreements and obligations of LOKB under the BCA. LOKB agrees that it shall enforce its rights under this Letter Agreement and the Prior Letter Agreement, as amended by this Letter Agreement, in accordance with their terms.

2. Upon and subject to the Closing, the Founder Shares shall be exchanged for an equal number of shares of LOKB’s Class A common stock, par value $0.0001 per share (such Class A common stock, the “Common Stock”, and such Founder Shares, as exchanged, the “Sponsor Common Shares”).

3. Upon and subject to the Closing, 20% of the aggregate number of Sponsor Common Shares (such 20%, the “Sponsor Earnout Shares”) shall become subject to vesting and potential forfeiture (and shall not be Transferred unless and until such Sponsor Common Shares become vested and no longer subject to forfeiture) as set forth below:

a. If Triggering Event I does not occur during the Earnout Period, all of the Sponsor Earnout Shares shall be forfeited and cancelled. Upon the occurrence of Triggering Event I, one third of the Sponsor Earnout Shares shall vest and shall no longer be subject to forfeiture.

b. If Triggering Event I occurs during the Earnout Period, but Triggering Event II does not occur during the Earnout Period, two thirds of the Sponsor Earnout Shares shall be forfeited and cancelled. Upon the occurrence of Triggering Event II, an additional one third of the Sponsor Earnout Shares shall vest and shall no longer be subject to forfeiture.

c. If Triggering Event II occurs during the Earnout Period, but Triggering Event III does not occur during the Earnout Period, one third of the Sponsor Earnout Shares shall be forfeited and cancelled. Upon the occurrence of Triggering Event III, all of the then unvested Sponsor Earnout Shares shall vest and shall no longer be subject to forfeiture.

4. If at any time prior to the five-year anniversary of the Closing Date, there is a Change of Control pursuant to which LOKB or any of its stockholders have the right to receive consideration implying a value of the Common Stock of greater than or equal to the price per share referenced in Triggering Event I, Triggering Event II or Triggering Event III, respectively, then Triggering Event I, Triggering Event II or Triggering Event III, respectively, shall be deemed to have occurred and the Sponsor Earnout Shares shall vest, mutatis mutandis, in accordance with paragraph 3.a through paragraph 3.c above. Notwithstanding anything in this Letter Agreement to the contrary, in the event that LOKB completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction, following the Closing Date, that does not result in a Change of Control but results in all of LOKB’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, the Sponsor Earnout Shares may be so exchanged in accordance therewith if (a) Sponsor agrees that any securities received in such exchange will remain subject to the vesting schedule contemplated by paragraph 3, mutatis mutandis and/or (b) any consideration in a form other than securities, when taken together with all consideration, implies a value of the Common Stock of greater than or equal to the price per share referenced in Triggering Event I, Triggering Event II or Triggering Event III, respectively, and in which event then Triggering Event I, Triggering Event II or Triggering Event III, respectively, shall be deemed to have occurred and the Sponsor Earnout Shares shall vest, mutatis mutandis. Except as expressly provided for herein, the Sponsor Earnout Shares shall remain subject to the Prior Letter Agreement in all respects, including the restrictions on Transfer set forth in paragraph 7 thereof.

5. Upon and subject to the Closing, 80% of the aggregate number of Sponsor Common Shares (the “Sponsor Non-Earnout Shares”) shall be subject to restrictions on Transfer as set forth below:

a. one third of the Sponsor Non-Earnout Shares shall not be Transferred until the earlier of (A) one year after the Closing Date or (B) if, subsequent to the Closing, the reported closing price of one share of the Common Stock quoted on the New York Stock Exchange (or the exchange on which the shares of Common Stock are then listed) equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date;

b. one third of the Sponsor Non-Earnout Shares shall not be Transferred (A) until two years after the Closing Date or (B) if, subsequent to the Closing, the reported closing price of one share of the Common Stock quoted on the New York Stock Exchange (or the exchange on which the shares of Common Stock are then listed) equals or exceeds $17.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, then until one year after the Closing Date;

c. one third of the Sponsor Non-Earnout Shares shall not be Transferred (A) until three years after the Closing Date or (B) if, subsequent to the Closing, the reported closing price of one share of the Common Stock quoted on the New York Stock Exchange (or the exchange on which the shares of Common Stock are then listed) equals or exceeds $20.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, then until two years after the Closing Date;

provided, that the restrictions on Transfer in this paragraph 5 shall be of no further force and effect on the date (following the Closing Date) on which LOKB completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of LOKB’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

6. Notwithstanding the provisions set forth in paragraphs 3, 4 and 5, Transfers of the Sponsor Earnout Shares and the Sponsor Non-Earnout Shares that will be held by the Sponsor or its permitted transferees (that have complied with this paragraph 6), are permitted (a) to LOKB’s officers or directors, any affiliates or family members of any of LOKB’s officers or directors, any members of the Sponsor or any affiliates of the Sponsor; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; or (e) by virtue of the laws of the State of Delaware or the organizational documents of the Sponsor upon dissolution of the Sponsor; provided, however, that in the case of clauses (a) through (e), these permitted transferees must enter into a written agreement with LOKB, in form and substance reasonably acceptable to the Company, agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Letter Agreement and by the same agreements entered into by the Sponsor with respect to such securities.

7. Certificates or book entries representing the Sponsor Earnout Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Letter Agreement, and any transfer agent for the Common Stock will be given appropriate stop transfer orders with respect to the Sponsor Earnout Shares until the occurrence of Triggering Event I, with respect to one third of the Sponsor Earnout Shares, Triggering Event II, with respect to an additional third of the Sponsor Earnout Shares, and Triggering Event III, with respect to the final third of the Sponsor Earnout Shares (subject to the ability of the Sponsor to Transfer any Sponsor Earnout Shares in accordance with the terms of paragraphs 4 and/or 6); provided, however, that upon the occurrence of Triggering Event I, Triggering Event II or Triggering Event III, as applicable, LOKB shall immediately cause the removal of such legend and direct such transfer agent that such stop transfer orders are no longer applicable.

8. As used herein, “Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

9. Notwithstanding anything in this Letter Agreement to the contrary, the provisions set forth in paragraphs 3 through 8 shall not be effective unless and until (and are expressly conditioned on the occurrence of) the Closing. Effective as of and conditioned on the occurrence of the Closing, the Prior Letter Agreement shall be supplemented (and, to the extent of any inconsistent terms, amended) by the terms of paragraphs 3 through 8 of this Letter Agreement; provided, however, that for the avoidance of doubt the restrictions on Transfer set forth in paragraph 5 will entirely amend and replace the restrictions on Transfer set forth in paragraph 7 of the Prior Letter Agreement with respect to the Sponsor Non-Earnout Shares.

10. This Letter Agreement, together with the Prior Letter Agreement, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby; provided that the Prior Letter Agreement shall remain in full force and effect as amended, as of and after the Closing, hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto and the Company.

11. Subject, as of and after the Closing, to paragraph 6 of this Letter Agreement, no party hereto may assign, directly or indirectly, including, through any merger, acquisition, sale of all or substantially all shares/assets or by operation of Law, either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

12. Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof.

All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees. Notwithstanding the foregoing or anything else to the contrary set forth in this Letter Agreement, the parties hereto acknowledge and agree that the Company is an express third party beneficiary of all of the representations, warranties, covenants and agreements of each of the parties hereto set forth in this Letter Agreement, and shall be entitled to enforce such provisions in accordance with their terms against the Sponsor and LOKB. Each of the parties hereto and the Company shall be entitled to seek and obtain equitable relief, without proof of actual damages, including an injunction or injunctions or order for specific performance to prevent breaches of this Letter Agreement and to enforce specifically the terms and provisions of this Letter Agreement. Each party hereto further agrees that none of the parties hereto or the Company shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph 12 and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

13. This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

14. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

15. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

16. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

17. This Letter Agreement shall terminate on the earlier of (a) the termination of the BCA, (b) the termination of all Transfer restrictions contained in paragraphs 3, 4 and 5 and (c) the fifth anniversary of the Closing Date. Notwithstanding the foregoing, for the avoidance of doubt, (i) in the event the BCA is terminated and the Closing does not occur, this Letter Agreement shall terminate, but the Prior Letter Agreement shall remain in full force and effect in accordance with its terms and (ii) in the event that the Closing does occur, the terms of the Prior Letter Agreement shall nevertheless terminate in accordance with their terms; provided, that, with respect to this clause (ii), any terms of the Prior Letter Agreement that are amended by this Letter Agreement shall survive, as so amended, until the termination of this Letter Agreement.

[signature page follows]

Sincerely,

LIVE OAK ACQUISITION CORP. II

By:	/s/ Gary Wunderlich
Name:	Gary Wunderlich
Title:	President

LIVE OAK SPONSOR PARTNERS II, LLC

By:	/s/ Gary Wunderlich
Name:	Gary Wunderlich
Title:	Managing Member

Acknowledged and agreed,

By:	/s/ Richard J. Hendrix
Name: Richard J. Hendrix

By:	/s/ Andrea K. Tarbox
Name: Andrea K. Tarbox

By:	/s/ Gary K. Wunderlich, Jr.
Name: Gary K. Wunderlich, Jr.

By:	/s/ John P. Amboian
Name: John P. Amboian

By:	/s/ Adam J. Fishman
Name: Adam J. Fishman

By:	/s/ Jonathan Furer
Name: Jonathan Furer

By:	/s/ Tor Braham
Name: Tor Braham